EXHIBIT 17.1

From: Andrew Rosengard]
Sent: Thursday, May 17, 2012 9:38 AM
To: Tomasello, David; Syed Zaidi
Cc: Jon C. Gonzales; Joseph Fitzgerald; Charles Bellavia; Scott Sullinger; Granier-Phelps, Jorge

Subject: Resignation

Dear David,

Please consider this my formal resignation from the Board of Directors of NeoMagic Corporation, its Audit Committee and its Compensation Committee, effective immediately.

This is due in part to:

The Company continues to operate without a Chief Financial Officer (CFO) or any significant financial executive;

The Company continues to operate without issuing financial reports, without sharing financial information with its directors and or its shareholders, has stopped having audited financial statements, and has "gone dark" with respect to filing audited financial statements with the SEC  and remained that way; and

There is a lack of any communicated coherent vision or strategic direction for the Company.

I wish the staff and shareholders of NeoMagic Corporation the very best.

Regards,

Andrew B. Rosengard